Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS RECORD PERFORMANCE ON 15% SALES INCREASE WITH EPS OF

$0.25 vs. $0.24 ($0.22 as adjusted) FOR FOURTH QUARTER

FULL YEAR EPS OF $0.95 UP 23% OVER PRIOR YEAR

ON 10% SALES GROWTH

LITTLE FALLS, New Jersey (September 26, 2013) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported record net income of $10,213,000, or $0.25 per diluted share, on a 15% increase in sales to a record $113,973,000 for the fourth quarter ended July 31, 2013.  This compares with net income of $9,649,000, or $0.24 per diluted share, on sales of $98,693,000 for the fourth quarter ended July 31, 2012, inclusive of a $0.02 favorable tax benefit related to the closing of our Japan subsidiary.

For the fiscal year ended July 31, 2013, the Company reported record net income of $39,239,000, or $0.95 per diluted share, on a 10% increase in sales to $425,026,000, inclusive of $0.01 in net favorable adjustments related to acquisition accounting partially offset by severance and recruiting costs. This compares with net income of $31,337,000, or $0.77 per diluted share, on sales of $386,490,000 for the fiscal year ended July 31, 2012, inclusive of a $0.02 favorable tax benefit related to the closing of our Japan subsidiary and a $0.01 charge related to the impairment of an investment.

Andrew Krakauer, Cantel’s President and CEO, stated, “We are pleased to have delivered record sales and earnings this quarter.  We achieved good financial performance growth in our three major business segments — Endoscopy, Water Purification and Filtration, and Healthcare Disposables. All three business units have greatly benefited from further investments in new product development, sales and marketing programs and the integration of recent acquisitions for this quarter and for the full year. Most importantly this quarter, we had strong organic sales growth of 10% with a total sales increase of over 15%.”

Krakauer added, “Our Medivators Endoscopy business achieved record sales in the quarter with growth of 17%. All categories were strong, including equipment, disinfectant chemicals, procedural products, as well as service and spare parts.  Our Mar

Cor Water Purification and Filtration unit continued its excellent performance as it has all fiscal year with sales growth this quarter of 16%. Sales growth in this segment was led by increased shipments of central and portable water purification equipment. In our Crosstex Healthcare Disposables business, sales growth this quarter was 22% primarily due to the successful integration of the SPS Medical sterility assurance acquisition completed in November 2012. These substantial revenue increases drove the significantly improved operating earnings.

We are optimistic about Cantel’s prospects to expand sales and increase profits in fiscal year 2014. We expect to benefit from past and additional significant sales and marketing investments, continued progress with new products, and from recent and future acquisitions.”

The Company further reported that its balance sheet at July 31, 2013 included current assets of $150,660,000, including cash of $34,076,000, a current ratio of 2.5:1, gross debt of $95,000,000 and stockholders’ equity of $321,132,000. Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS. For the full fiscal year 2013, EBITDAS grew by 17% to $84,368,000. Our net debt position improved this quarter by over $13 million to $60,924,000. In the nine months since the purchase of SPS Medical, we have reduced net debt by over $28 million.”

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention and control products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products, and specialty packaging for infectious and biological specimens. Additionally, we provide technical service for our products.

The Company will hold a conference call to discuss the results for the fourth quarter ended July 31, 2013 on Thursday, September  26, 2013 at 11:00 AM Eastern time. To participate in the conference call, dial (877) 407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, September 26, 2013 at 2:00 PM through midnight on November 26, 2013 by dialing (877) 660-6853 and using conference ID # 100313.

The call will be simultaneously broadcast live over the Internet on vcall.com at
http://www.investorcalendar.com/IC/CEPage.asp?ID=171627. A replay of the webcast will be available on Vcall for 90 days and via the investor relations page of the Cantel website.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including,

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without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

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CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2013	2012	2013	2012

Net sales	$113,973	$98,693	$425,026	$386,490

Cost of sales	64,859	55,916	241,550	222,323

Gross profit	49,114	42,777	183,476	164,167

Expenses:
Selling	15,554	14,733	57,786	55,166
General and administrative	14,986	11,041	53,182	47,623
Research and development	2,444	2,594	9,320	9,254
Total operating expenses	32,984	28,368	120,288	112,043

Income before interest, other expense and income taxes	16,130	14,409	63,188	52,124

Interest expense	709	804	2,895	3,732
Interest income	(16)	(15)	(61)	(82)
Other expense	—	—	—	605

Income before income taxes	15,437	13,620	60,354	47,869

Income taxes	5,224	3,971	21,115	16,532

Net income	$10,213	$9,649	$39,239	$31,337

Earnings per common share - diluted	$0.25	$0.24	$0.95	$0.77

Dividends per common share	$0.04	$0.03	$0.07	$0.06

Weighted average shares - diluted	41,296	40,956	41,197	40,777

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	July 31,	July 31,
	2013	2012
Assets
Current assets	$150,660	$133,892
Property and equipment, net	46,465	43,022
Intangible assets, net	75,929	71,311
Goodwill	211,618	183,655
Other assets	2,999	2,932
	$487,671	$434,812

Liabilities and stockholders’ equity
Current portion of long-term debt	$10,000	$10,000
Other current liabilities	49,151	45,141
Long-term debt	85,000	80,000
Other long-term liabilities	22,388	23,735
Stockholders’ equity	321,132	275,936
	$487,671	$434,812

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

(unaudited)

The reconciliation of EBITDAS with net income for the three and twelve months ended July 31, 2013 and 2012, respectively, is as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2013	2012	2013	2012

Net income	$10,213	$9,649	$39,239	$31,337

Income taxes	5,224	3,971	21,115	16,532
Interest expense	709	804	2,895	3,732
Interest income	(16)	(15)	(61)	(82)
Other expense	—	—	—	605
Depreciation	1,822	1,672	7,202	6,801
Amortization	2,623	2,278	10,061	9,124
Loss on disposal of fixed assets	60	11	184	105

EBITDA	20,635	18,370	80,635	68,154

Stock-based compensation expense	927	821	3,733	3,840

EBITDAS	$21,562	$19,191	$84,368	$71,994

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.